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                                                                     EXHIBIT 5.1


                    [Letterhead of Cahill Gordon & Reindel]


                                 August 22, 2001


Burlington Resources Inc.
5051 Westheimer, Suite 1400
Houston, TX  77056-2124

Burlington Resources Finance Company
c/o Burlington Resources Canada Energy Ltd.
Suite 3700, 250 - 6th Avenue, S.W.
Calgary, Alberta T2P 3H7
Canada

           Re: $178 Million Aggregate Principal Amount of Senior Debt Securities due 2011 and $575 Million Aggregate Principal Amount of
               Senior Debt Securities due 2031

Ladies and Gentlemen:

           We have acted as special U.S. counsel to Burlington Resources Finance Company (the "Company") and Burlington Resources Inc. (the "Guarantor") in connection with the filing of a Registration Statement on Form S-3
(Registration No. 333-61600) (such registration statement, together with each document incorporated by reference therein, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), and the proposed issuance of $178 million aggregate principal amount of 6.40% Notes due August 15, 2011 and $575 million aggregate principal amount of 7.20% Notes due August 15, 2031 (together, the "Securities") of the Company to be issued under the Indenture between the Company and Citibank, N.A., as Trustee, dated as of February 12, 2001 (the "Indenture"), as well as the guarantee by the Guarantor under the Guarantee Agreement by the Guarantor in favor of the holders of the Securities and the Trustee, dated as of February 12, 2001 (the "Guarantee Agreement").


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           We have examined such corporate records, documents, certificates and instruments as we deemed necessary and appropriate to enable us to render the opinion expressed below.

           We advise you that, in our opinion:

           (a) Assuming that the Securities have been duly authorized by the Company, when such Securities have been executed and authenticated in accordance with the terms of the Indenture and delivered to the purchaser thereof against payment thereof in the manner described in the prospectus dated June 27, 2001 (the "Prospectus") forming a part of the Registration Statement, and the prospectus supplement dated August 17, 2001 supplementing such Prospectus (the "Prospectus Supplement"), such Securities will be legally issued and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization or other laws of general applicability related to or affecting creditors' rights and to general principles of equity.

           (b) The Guarantee Agreement has been duly authorized, executed and delivered by the Guarantor and is a valid and binding obligation of the Guarantor, and enforceable against the Guarantor in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization or other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

           In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the General Corporation law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the laws of Delaware, the laws of the State of New York and the federal laws of the United States of America.

           We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption "Legal Matters" in the Registration Statement and related Prospectus and the Prospectus Supplement. Our consent to such reference does not constitute a consent under Section 7 of the Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

                                               Very truly yours,



                                               /s/ Cahill Gordon & Reindel